Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On July 19, 2018, Concho Resources Inc. (“Concho”) completed the acquisition of RSP Permian, Inc. (“RSP”) through an all-stock transaction in which each share of RSP common stock was converted into 0.320 of a share of Concho’s common stock. Concho issued approximately 51 million shares of common stock at a price of $148.27 per share, resulting in total consideration paid to the former RSP shareholders of approximately $7.5 billion.

The following unaudited pro forma combined financial statements (which we refer to as the “unaudited pro forma financial statements”) present the combination of the historical consolidated financial statements of Concho and RSP adjusted to give effect to the merger and related transactions. The unaudited pro forma combined statements of operations (which we refer to as the “unaudited pro forma combined statements of operations”) for the year ended December 31, 2017, and for the six months ended June 30, 2018, combine the historical statements of consolidated operations of Concho and RSP, giving effect to the merger and related transactions as if they had been consummated on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet (which we refer to as the “unaudited pro forma combined balance sheet”) combines the historical consolidated balance sheets of Concho and RSP as of June 30, 2018, giving effect to the merger as if it had been consummated on June 30, 2018. The historical consolidated financial statements of RSP have been adjusted to reflect certain reclassifications in order to conform to Concho’s financial statement presentation.

The unaudited pro forma financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Concho believes are reasonable:

•	Concho’s merger with RSP using the acquisition method of accounting;

•

adjustments to convert RSP’s historical presentation of reserves and revenues from three stream to Concho’s historical presentation of two stream based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced;

•	adjustments to conform the classification of expenses in RSP’s historical statements of operations to Concho’s classification for similar expenses;

•	adjustments to conform the classification of certain assets and liabilities in RSP’s historical balance sheet to Concho’s classification for similar assets and liabilities;

•	the assumption of liabilities for transaction-related expenses; and

•	estimated tax impact of pro forma adjustments.

The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma combined balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the adjustments to the unaudited pro forma combined financial statements (which we refer to as the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give effect to the items that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of Concho and RSP following the merger. The unaudited pro forma combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the merger.

The unaudited pro forma combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected synergies expected to be achieved as a result of the merger, nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma combined statements of operations also exclude the effects of transaction costs associated with the merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the merger and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	the historical audited consolidated financial statements of Concho for the year ended December 31, 2017, included in Concho’s Annual Report on Form 10-K for the year ended December 31, 2017;

•

the historical unaudited condensed consolidated financial statements of Concho as of and for the six months ended June 30, 2018, included in Concho’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;

•	the historical audited consolidated financial statements of RSP for the year ended December 31, 2017, included in RSP’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•

the historical unaudited consolidated financial statements of RSP as of and for the six months ended June 30, 2018, included as Exhibit 99.1 in Concho’s Current Report on Form 8-K filed December 28, 2018.

Concho Resources Inc.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2018

(in millions)

	Concho Historical	RSP Historical	Pro Forma Adjustments		Concho Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$55	$87	$—		$142
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	410	104	—		514
Joint operations and other	245	12	—		257
Inventory	17	—	11	(a)	28
Derivative instruments	173	82	(30	)(a)	225
Prepaid costs and other	50	—	—		50

Total current assets	950	285	(19)		1,216

Property and equipment:
Oil and natural gas properties, successful efforts method	22,518	7,326	240	(b)	30,135
			51	(a)
Accumulated depletion and depreciation	(8,962)	(940)	940	(c)	(8,962)

Total oil and natural gas properties, net	13,556	6,386	1,231		21,173
Other property and equipment, net	235	56	(51	)(a)	240

Total property and equipment, net	13,791	6,442	1,180		21,413

Deferred loan costs, net	12	—	—		12
Goodwill	—	—	2,225	(b)	2,225
Intangible assets, net	21	—	—		21
Noncurrent derivative instruments	—	9	(5	)(a)	4
Other assets	19	40	(11	)(a)	42
			(6	)(d)

Total assets	$14,793	$6,776	$3,364		$24,933

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$51	$29	$—		$80
Revenue payable	226	—			226
Accrued drilling costs	354	—	118	(a)	472
Accrued expenses	—	148	(148	)(a)	—
Interest payable	—	24	(24	)(a)	—
Derivative instruments	358	91	(30	)(a)	419
Other current liabilities	257	—	30	(a)	410
			24	(a)
			22	(b)
			77	(e)

Total current liabilities	1,246	292	69		1,607

Long-term debt	2,371	1,675	83	(f)	4,129
			540	(d)
			(540	)(d)
Deferred income taxes	981	258	260	(b)	1,499
Noncurrent derivative instruments	168	20	(5	)(a)	183
Asset retirement obligations and other long-term liabilities	136	18	(2	)(b)	152
Commitments and contingencies
Stockholders’ equity:
Common stock	—	2	(2	)(g)	—
Additional paid-in capital	7,177	4,133	(4,133	)(g)	14,726
			7,549	(h)
Retained earnings	2,812	378	(378	)(g)	2,735
			(77	) (e)
Treasury stock, at cost	(98)	—	—		(98)

Total stockholders’ equity	9,891	4,513	2,959		17,363

Total liabilities and stockholders’ equity	$14,793	$6,776	$3,364		$24,933

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Concho Resources Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2018

(in millions, except per share amounts)

					Concho
	Concho	RSP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Operating revenues:
Oil sales	$1,588	$542	$1	(a)	$2,131
Natural gas sales	304	12	35	(a)	357
			6	(a)
NGL sales	—	35	(35	)(a)	—

Total operating revenues	1,892	589	7		2,488

Operating costs and expenses:
Oil and natural gas production	260	67	(2	)(a)	325
Production and ad valorem taxes	140	36	—		176
Gathering, processing and transportation	20	—	7	(a)	29
			2	(a)
Exploration and abandonments	26	1	9	(a)	36
Depreciation, depletion and amortization	627	164	8	(i)	799
Accretion of discount on asset retirement obligations	4	—	—		4
Impairments of long-lived assets	—	9	(9	)(a)	—
General and administrative	137	28	—		165
Loss on derivatives	168	—	2	(a)	170
Gain on disposition of assets, net	(724)	—	—		(724)
Acquisition costs	—	3	(3	)(m)	—

Total operating costs and expenses	658	308	14		980

Income from operations	1,234	281	(7)		1,508

Other income (expense):
Interest expense	(57)	(47)	9	(j)	(95)
Net loss on derivative instruments	—	(2)	2	(a)	—
Other, net	89	2	10	(m)	101

Total other income (expense)	32	(47)	21		6

Income before income taxes	1,266	234	14		1,514
Income tax expense	(294)	(48)	(3	)(k)	(345)

Net income	$972	$186	$11		$1,169

Earnings per share:
Basic net income	$6.52				$5.85
Diluted net income	$6.50				$5.85

Weighted average common shares outstanding:
Basic	148		51	(l)	199
Diluted	148		51	(l)	199

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Concho Resources Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2017

(in millions, except per share amounts)

					Concho
	Concho	RSP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Operating revenues:
Oil sales	$2,092	$705	$—		$2,797
Natural gas sales	494	36	63	(a)	593
NGL sales	—	63	(63	)(a)	—

Total operating revenues	2,586	804	—		3,390

Operating costs and expenses:
Oil and natural gas production	408	123	—		531
Production and ad valorem taxes	199	49	—		248
Exploration and abandonments	59	8	59	(a)	126
Depreciation, depletion and amortization	1,146	280	2	(i)	1,428
Accretion of discount on asset retirement obligations	8	1	—		9
Impairments of long-lived assets	—	59	(59	)(a)	—
General and administrative	244	47	—		291
Loss on derivatives	126	—	39	(a)	165
Gain on disposition of assets, net	(678)	—	—		(678)
Acquisition costs	—	4	(4	)(a)	—

Total operating costs and expenses	1,512	571	37		2,120

Income from operations	1,074	233	(37)		1,270

Other income (expense):
Interest expense	(146)	(82)	17	(j)	(211)
Loss on extinguishment of debt	(66)	—	—		(66)
Net loss on derivative instruments	—	(39)	39	(a)	—
Other, net	19	3	(4	)(a)	18

Total other expense	(193)	(118)	52		(259)

Income before income taxes	881	115	15		1,011
Income tax benefit	75	117	(6	)(k)	186

Net income	$956	$232	$9		$1,197

Earnings per share:
Basic net income	$6.44				$6.02
Diluted net income	$6.41				$5.99

Weighted average common shares outstanding:
Basic	147		51	(l)	198
Diluted	148		51	(l)	199

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On July 19, 2018, Concho completed the acquisition of RSP through an all-stock transaction in which each share of RSP common stock was converted into 0.320 of a share of Concho’s common stock. Concho issued approximately 51 million shares of common stock at a price of $148.27 per share, resulting in total consideration paid to the former RSP shareholders of approximately $7.5 billion.

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Concho and RSP. Certain of RSP’s historical amounts have been reclassified to conform to Concho’s financial statement presentation. The unaudited pro forma combined balance sheet as of June 30, 2018 gives effect to the merger as if the merger had been completed on June 30, 2018. The unaudited pro forma combined statement of operations for the year ended December 31, 2017, and the six months ended June 30, 2018, give effect to the merger as if the merger had been completed on January 1, 2017.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Concho believes are reasonable; however, actual results may differ from those reflected in these statements. In Concho’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Concho’s future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Concho and RSP for the periods presented.

Note 2. Unaudited Pro Forma Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2018 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Concho expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the merger.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase
Price Allocation
(in millions)
Total purchase price	$7,549

Fair value of liabilities assumed:
Accounts payable - trade	29
Accrued drilling costs	118
Current derivative instruments	61
Other current liabilities	76
Long-term debt	1,758
Deferred income taxes	518
Asset retirement obligations	16
Noncurrent derivative instruments	15

Total liabilities assumed	$2,591

Total purchase price plus liabilities assumed	$10,140

Fair value of assets acquired:
Accounts receivable	116
Current derivative instruments	52
Other current assets	98
Oil and natural gas properties - Proved	4,052
Oil and natural gas properties - Unproved	3,565
Other property and equipment	5
Noncurrent derivative instruments	4
Other assets	23
Implied goodwill	2,225

Total assets acquired	$10,140

Concho acquired RSP for approximately $7.5 billion with an exchange ratio of 0.320 per share of Concho common stock for each issued and outstanding eligible share of RSP common stock.

Goodwill recognized is primarily attributable to the excess of the consideration transferred over the acquisition-date identifiable assets acquired net of liabilities assumed, measured in accordance with generally accepted accounting principles in the United States. Because the merger is non-taxable, RSP’s tax basis in the assets and liabilities will carry over to Concho.

Note 3. Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined financial statements:

(a)	The following reclassifications were made as a result of the transaction to conform to Concho’s presentation:

Pro Forma Combined Balance Sheet as of June 30, 2018:

•	Reclassification of approximately $11 million for RSP’s inventory from Other assets to Inventory;

•

Reclassification of approximately $30 million between current assets and current liabilities to net RSP’s Derivative instruments by counterparty in order to conform RSP’s gross presentation to Concho’s net presentation;

•	Reclassification of approximately $51 million for certain salt water disposal assets of RSP from Other property and equipment to Oil and natural gas properties;

•

Reclassification of approximately $5 million between noncurrent assets and noncurrent liabilities to net RSP’s Noncurrent derivative instruments by counterparty in order to conform RSP’s gross presentation to Concho’s net presentation;

•	Reclassification of approximately $118 million of accrued drilling costs of RSP from Accrued expenses to Accrued drilling costs;

•	Reclassification of approximately $30 million for certain accrued liabilities of RSP from Accrued expenses to Other current liabilities; and

•	Reclassification of approximately $24 million for RSP’s Interest payable to Other current liabilities.

Pro Forma Combined Statement of Operations for the six months ended June 30, 2018:

•	Reclassification of approximately $1 million for RSP’s Oil sales to Gathering, processing and transportation to conform to Concho’s presentation;

•	Reclassification of approximately $35 million for RSP’s NGL sales to Natural gas sales;

•	Reclassification of approximately $6 million for RSP’s Natural gas sales to Gathering, processing and transportation to conform to Concho’s presentation;

•	Reclassification of approximately $2 million for RSP’s gathering, processing and transportation costs from Oil and natural gas production to Gathering, processing and transportation;

•	Reclassification of approximately $9 million for RSP’s Impairments of long-lived assets to Exploration and abandonments; and

•	Reclassification of approximately $2 million for RSP’s Net loss on derivative instruments from Other Income (Expense) to Operating costs and expenses.

Pro Forma Combined Statement of Operations for the year ended December 31, 2017:

•	Reclassification of approximately $63 million for RSP’s NGL sales to Natural gas sales;

•	Reclassification of approximately $59 million for RSP’s Impairments of long-lived assets to Exploration and abandonments;

•	Reclassification of approximately $4 million for RSP’s Acquisition costs to Other expenses; and

•	Reclassification of approximately $39 million for RSP’s Net loss on derivative instruments from Other Income (Expense) to Operating costs and expenses.

(b)

The allocation of the estimated fair value of consideration transferred to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	Approximately $240 million increase in RSP’s gross book basis of Oil and natural gas properties to reflect them at fair value;

•	Approximately $2,225 million in Goodwill associated with the transaction;

•	Approximately $260 million net increase in Deferred tax liabilities associated with the transaction;

•	Approximately $22 million increase in Other current liabilities primarily related to certain regulatory obligations; and

•	Approximately $2 million decrease in Asset retirement obligations and other long-term liabilities to reflect asset retirement obligations at fair value.

(c)	Reflects the elimination of RSP’s historical Accumulated depreciation, depletion and amortization (which we refer to as “DD&A”) balances.

(d)	The following adjustments were made to eliminate RSP’s outstanding credit facility balance using borrowings under Concho’s credit facility:

•	Approximately $540 million of borrowings under Concho’s existing credit facility to repay RSP’s remaining credit facility balance; and

•	Approximately $6 million to eliminate deferred loan costs related to RSP’s credit facility.

(e)

Reflects the impact of estimated transaction costs of $77 million related to the merger, including underwriting, severance, banking, legal and accounting fees that are not capitalized as part of the transaction. The costs are not reflected in the historical June 30, 2018 consolidated balance sheets of Concho and RSP, but are reflected in the pro forma combined balance sheet as an increase to Other current liabilities as they will be expensed by Concho and RSP as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma combined statements of operations due to their nonrecurring nature.

(f)	The following adjustments were made to reflect pro forma increases to Long-term debt:

•	Approximately $68 million to RSP’s senior notes to record them at fair value;

•	Approximately $14 million to eliminate the deferred loan costs related to RSP’s senior notes; and

•	Approximately $1 million to eliminate the discount on RSP’s senior notes.

(g)	Reflects the elimination of RSP’s historical equity balances in accordance with the acquisition method of accounting.

(h)

Reflects the estimated increase in Concho’s Common stock and Additional paid-in capital resulting from the issuance of Concho common shares to RSP stockholders to effect the transaction as follows (in millions, except share and per share amounts):

Shares of Concho common stock to be issued (in thousands)	50,915
Closing price per share of Concho common stock on July 19, 2018	$148.27
Total fair value of shares of Concho common stock to be issued	$7,549
Increase in Concho common stock ($0.001 par value per share) as of June 30, 2018	—

Increase in Concho additional paid-in capital as of June 30, 2018	$7,549

(i)

Reflects the pro forma adjustment of historical DD&A, which is calculated as the difference between historical DD&A and the adjusted RSP pro forma DD&A. The pro forma DD&A expense for RSP is calculated using a stepped up basis from the preliminary purchase price allocation for oil and natural gas properties assuming the transaction was consummated as of January 1, 2017. The pro forma DD&A adjustments increase historical DD&A for both the year ended December 31, 2017 and the six months ended June 30, 2018 mainly due to the increase in value of oil and natural gas properties. The higher fair value of properties as compared to historical value is due to many factors, a primary factor being higher commodity prices and continued improvement of well economics due to technology advances for undeveloped reserves.

(j)	The following adjustments were made to reflect pro forma changes to Interest expense:

Pro Forma Combined Statement of Operations for the six months ended June 30, 2018:

•	Approximately $5 million decrease related to the amortization of the fair value adjustment on RSP’s senior notes;

•	Approximately $2 million decrease related to the elimination of deferred loan costs on RSP’s senior notes and RSP’s credit facility; and

•	Approximately $2 million net decrease related to interest calculated on the borrowings under Concho’s existing credit facility after the repayment of RSP’s credit facility balance of $540 million.

Pro Forma Combined Statement of Operations for the year ended December 31, 2017:

•	Approximately $9 million decrease related to the amortization of the fair value adjustment on RSP’s senior notes;

•	Approximately $4 million decrease related to the elimination of deferred loan costs on RSP’s senior notes and RSP’s credit facility; and

•	Approximately $4 million net decrease related to interest calculated on the borrowings under Concho’s existing credit facility after the repayment of RSP’s credit facility balance of $540 million.

(k)

Reflects the income tax effect of pro forma adjustments presented. The tax rate applied was the estimated combined statutory rate of 22.7% for the six months ended June 30, 2018 and 36.7% for the year ended December 31, 2017. The effective rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities.

(l)	Reflects Concho common stock issued to RSP stockholders.

(m)	Reflects the elimination of transaction costs related to the merger.

Note 4. Unusual events

For the year ended December 31, 2017

ACC divestiture. In February 2017, Concho closed on the divestiture of its ownership interest in Alpha Crude Connector, LLC. After direct transaction costs, Concho recorded a pre-tax gain on disposition of assets of approximately $655 million, which is included in Gain on disposition of assets, net on the consolidated statement of operations.

Income tax benefit. Concho recorded an income tax benefit of $75 million, which included discrete provisional income tax benefits of approximately $398 million related to the enactment of the Tax Cuts and Jobs Act. For additional information, see Note 11 of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Concho’s Annual Report on Form 10-K for the year ended December 31, 2017 incorporated herein by reference.

For the six months ended June 30, 2018

Oryx distribution. Concho owns a 23.75% membership interest in Oryx Southern Delaware Holdings, LLC, an entity that operates a crude oil gathering and transportation system in the Southern Delaware Basin. Concho received a distribution of approximately $157 million, of which approximately $103 million was recorded in Other income.

February 2018 acquisition and divestiture. In February 2018, Concho closed on an acquisition treated as a business combination where the business acquired was valued at approximately $755 million as compared to the historical book value of the divested assets of approximately $180 million, which resulted in a non-cash gain of approximately $575 million, included in Gain on disposition of assets, net.

Southern Delaware Basin divestitures. In January 2018, Concho closed on two asset sales transactions of certain non-core assets with combined preliminary proceeds of approximately $280 million, which resulted in a pre-tax gain of $134 million included in Gain on disposition of assets, net.

Note 5. Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2017, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017.

	Oil and Condensate (MMBbls)
	Concho Historical	RSP Historical	Concho Pro Forma Combined
Balance—December 31, 2016	428	165	593
Purchases of minerals-in-place	22	35	57
Sales of minerals-in-place	(2)	—	(2)
Extensions and discoveries	115	65	180
Revisions of previous estimates	(20)	11	(9)
Production	(43)	(14)	(57)

Balance—December 31, 2017	500	262	762

Proved Developed Reserves:
December 31, 2016	267	65	332
December 31, 2017	336	107	443
Proved Undeveloped Reserves:
December 31, 2016	161	100	261
December 31, 2017	164	155	319

	Natural Gas (Bcf)
	Concho Historical	RSP Historical	Pro Forma Adjustments (a)	Concho Pro Forma Combined
Balance—December 31, 2016	1,752	177	83	2,012
Purchases of minerals-in-place	72	34	16	122
Sales of minerals-in-place	(9)	—	—	(9)
Extensions and discoveries	351	73	34	458
Revisions of previous estimates	38	26	12	76
Production	(161)	(15)	(7)	(183)

Balance—December 31, 2017	2,043	295	138	2,476

Proved Developed Reserves:
December 31, 2016	1,190	76	35	1,301
December 31, 2017	1,512	133	63	1,708
Proved Undeveloped Reserves:
December 31, 2016	562	101	48	711
December 31, 2017	531	162	75	768

	NGLs (MMBbls)
	RSP Historical	Pro Forma Adjustments (a)	Concho Pro Forma Combined
Balance—December 31, 2016	43	(43)	—
Purchases of minerals-in-place	6	(6)	—
Extensions and discoveries	16	(16)	—
Revisions of previous estimates	3	(3)	—
Production	(3)	3	—

Balance—December 31, 2017	65	(65)	—

Proved Developed Reserves:
December 31, 2016	19	(19)	—
December 31, 2017	30	(30)	—
Proved Undeveloped Reserves:
December 31, 2016	24	(24)	—
December 31, 2017	35	(35)	—

(a)	Adjustment for conversion from three-stream to two-stream based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2017 is as follows (in millions):

	Concho Historical	RSP Historical	Concho Pro Forma Combined
December 31, 2017
Future cash inflows	$29,761	$14,635	$44,396
Future production costs	(9,612)	(3,868)	(13,480)
Future development and abandonment costs	(2,636)	(1,893)	(4,529)
Future income tax expense	(2,565)	(1,553)	(4,118)

Future net cash flows	14,948	7,321	22,269
10% annual discount factor	(7,470)	(4,290)	(11,760)

Standardized measure of discounted future net cash flows	$7,478	$3,031	$10,509

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2017 are as follows (in millions):

	Concho Historical	RSP Historical	Concho Pro Forma Combined
December 31, 2017
Purchases of minerals-in-place	$304	$378	$682
Sales of minerals-in-place	(20)	—	(20)
Extensions and discoveries	2,014	968	2,982
Development costs incurred during the period	619	163	782
Net changes in prices and production costs	1,830	804	2,634
Oil and natural gas sales, net of production costs	(1,979)	(632)	(2,611)
Changes in future development costs	84	43	127
Revisions of previous quantity estimates	(154)	200	46
Accretion of discount	470	142	612
Changes in production rates, timing and other	470	153	623

Change in present value of future net revenues	3,638	2,219	5,857
Net change in present value of future income tax expense	(350)	(381)	(731)

	3,288	1,838	5,126
Balance, beginning of year	4,190	1,193	5,383

Balance, end of year	$7,478	$3,031	$10,509